Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-251990 and 333-264714) and on Form S-8 (File No. 333-258543) of our report dated May 15, 2023, with respect to the consolidated financial statements of Fusion Fuel Green plc and subsidiaries.

/s/ KPMG

Dublin, Ireland

May 15, 2023